Exhibit 99.1

National CineMedia, Inc.

Announces Common Stock Offering

Centennial, CO – August 9, 2010 – National CineMedia, Inc. (NASDAQ: NCMI) (the Company), the managing member and owner of 38.3% (prior to this offering) of National CineMedia, LLC (NCM LLC), the operator of the largest digital in-theatre network in North America, today announced that two of its founding members, AMC Entertainment Inc. and its affiliates (AMC) and Regal Entertainment Group and its affiliates (Regal), intend to offer, subject to market and other conditions, an aggregate 10,700,000 shares of the Company’s common stock in a registered underwritten public offering and have granted the underwriters an option for 30 days to purchase up to 1,337,500 additional shares of the Company’s common stock to cover over-allotments, if any. These shares of common stock will be issued to AMC and Regal upon redemption of a like number of NCM LLC common membership units that were issued to AMC and Regal. Such redemption of NCM LLC common membership units will take place immediately prior to the closing of the underwritten public offering. The Company will not receive any proceeds from the sale of common stock by AMC or Regal. Giving effect to the offering, the ownership of NCM, Inc. in NCM LLC will increase to between 48% (without over-allotments) and 49% (with over-allotments).

Credit Suisse Securities (USA) LLC, Citi and Morgan Stanley & Co. Incorporated are acting as joint book-runners for the common stock offering.

The proposed offering is being made solely by means of a prospectus supplement and accompanying prospectus. Copies of the prospectus supplement and accompanying prospectus for the offering may be obtained from Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, NY 10010, telephone 1-800-221-1037.

The offering is being conducted pursuant to an effective registration statement under the Securities Act of 1933. This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding future events, including the proposed common stock offering by AMC and Regal. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. Although the Company believes that the assumptions used in the forward looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, actual results could differ materially from those expressed or implied in the forward looking statements.

INVESTOR CONTACT:	MEDIA CONTACT:
David Oddo	Lauren Leff
800-844-0935	303-957-1709
investors@ncm.com	lauren.leff@ncm.com